EXHIBIT 99.1

Hooker Furniture Corporation Reports First Quarter Sales and Earnings

MARTINSVILLE, Va., June 12, 2019 (GLOBE NEWSWIRE) -- Hooker Furniture Corporation (NASDAQ-GS: HOFT) today reported consolidated net sales of $135.5 million and net income of $2.0 million, or $0.17 per diluted share, for its 2020 fiscal year first quarter ended May 5, 2019.

Net sales decreased 5.2%, or $7.4 million, compared to the prior year period, and net income decreased 72.2%, or $5.2 million. Earnings per diluted share for the quarter decreased 72.1% from $0.61 a year ago.

“Our disappointing earnings performance in the first quarter was driven primarily by several cost-related issues in our Home Meridian (“HMI”) segment. In addition, for our business as a whole reduced demand and soft retail conditions across the home furnishings industry were the primary drivers of the sales decrease which also weighed on our earnings for the quarter,” said Paul B. Toms Jr., chairman and chief executive officer. “Looking past the sales decline and initial impact of a 10% tariff on furniture and component parts imported from China, our Hooker Branded segment and All Other performed very well.”

“Cost issues at Home Meridian included a large quality-related chargeback, higher freight and demurrage costs and costs associated with higher inventories,” Toms said. “In addition, Home Meridian’s margins were more affected by the tariff than our other business units due to the nature of its customer base, as many of its customers had large orders already in the pipeline at lower, pre-tariff prices. However, increased pricing and re-sourcing strategies are in place and we continue to adjust pricing and to rationalize sourcing to attempt to offset the increased tariffs. Our planned shift of production for certain products out of China to non-tariff countries is mostly on-schedule and is accelerating during the current quarter and is expected to be mostly completed by the end of the fiscal third quarter.”

“As we reported in our fourth quarter earnings release in mid-April, orders and backlogs were down in February and March, and they continued to be down throughout April,” Toms said. “Reduced demand is negatively impacting sales across all our business units, and is consistent across the industry, according to the reporting of most public furniture companies and what we’re hearing from our retail customers."  Toms continued, “However, orders in the fiscal second quarter are up in the high single digits quarter-to-date in the Hooker Branded segment. We believe HMI’s orders remain below prior-year levels due to many of their larger customers delaying receipt of orders to re-balance their inventory levels but believe that has mostly played out by now. We expect to see HMI performance compared to the prior year start to improve during the fiscal 2020 second quarter and for its second half comps to be much better.”

Gross profit and operating income both decreased approximately $6.5 million, due primarily to loss of margin in the Home Meridian segment. Decreased operating profit in the Hooker Branded segment is attributable to lower net sales.

“We are addressing all these challenges with strategies to improve profitably in all our businesses. We expect the challenges to persist throughout the summer, but are optimistic about the fall selling season,” Toms said.

“The issues negatively impacting profitability at HMI during the first quarter are being addressed,” Toms said. “These include the quality-related chargeback, which was confined to a single customer and limited product, the demurrage costs, excess freight costs at year end, the delayed recovery from the tariff-prompted price increases, and the postponed receipt of shipments to a few large retailers.”

Finished furniture and component parts shipped from China after May 10, 2019 will become subject to an additional 15% tariff beginning June 15. The additional amount brings the total tariff on furniture imports from China to 25%. As of February 2019, Hooker Furniture Corporation imported over 40% of its product line from China. By segment, the Company’s strategies to address the increased tariffs include:

  At HMI, the company’s PRI value-priced upholstery division is re-sourcing production away from China, projecting that 90% of production will be in non-tariff countries by the fall. Other divisions are moving production to non-tariff countries to a lesser degree. HMI is also receiving vendor price concessions and raising prices where possible.
  Hooker Casegoods and Hooker Upholstery are passing on most of the increased tariff costs after vendor participation in the form of a surcharge that can be reversed if tariffs are dropped or reduced. Hooker Upholstery is moving a significant portion of its production outside of China during the next six months.
  At Hooker Casegoods, a long-term relationship and the specialized craftsmanship of the company’s main Chinese vendor factory makes moving entirely away from China a less desirable action for the present time being. However, tariffs will be priced into all new items, and the vendor is opening a factory in Vietnam, where some production is expected to be shifted over the remainder of the fiscal year. The company is continuing to develop production in alternative countries and is receiving vendor price concessions.
  Domestic upholstery divisions in All Other are enacting selected price increases and receiving vendor concessions to help mitigate the impact of tariffs on component parts imported from China. The Company currently operates five upholstery manufacturing plants in the United States which employ approximately 630 associates.

Assuming the tariffs persist, the Company is expected to re-source a significant portion of its current Chinese imports by the end of the fiscal year, primarily from Vietnam.

Segment Reporting: Hooker Branded

Net sales for the Hooker Branded segment decreased $3.2 million, or 7.4% in fiscal 2020 first quarter. “While volume was down in the Hooker Branded Segment, the segment was still highly profitable with a 13% operating income margin during the quarter, a respectable performance under the conditions,” said Toms.

Segment Reporting: Home Meridian

HMI’s sales decreased $3.0 million, or 4.2%, compared to last year’s first quarter, and the segment reported a five-million-dollar operating loss in the quarter.

A higher-than-expected quality-related chargeback in the quarter negatively impacted sales by $2.1 million, or 3%. Home Meridian’s margin was impacted by increased cost of goods sold, attributable to tariffs, and higher freight and demurrage costs, which were not fully recovered through price increases during the quarter. HMI also incurred higher warehousing costs on higher inventories due to postponed shipments by large customers and a large customer return received early in the quarter. In addition, business disruptions from the re-sourcing of production away from China negatively impacted margins. The Company expects the negative impact on margins to diminish as re-sourced product is shipped to customers over the remainder of the fiscal year.

“The reduced demand and soft retail conditions we experienced during the quarter were concentrated in our traditional channels of distribution,” said Lee Boone, segment co-president. “This softness impacted our three largest business units, all three of which are focused on the traditional furniture retail channel.  Our two business units dedicated to emerging channels, Accentrics Home (“ACH”) and Samuel Lawrence Hospitality (“SLH”), both reported solid sales gains in Q1, but they did not offset the declines in the other units due to their relative smaller sizes. Additionally, our non-residential furniture unit Samuel Lawrence Hospitality more than doubled in sales compared to last year,” Boone said. “While the first quarter has traditionally been a soft quarter for HMI, these results are clearly disappointing. Management is implementing numerous countermeasures to improve top-line as well as bottom-line results.  Top-line initiatives include several new product initiatives with Mega accounts, as well as a new container-mixing facility in Asia that will enable retailers to mix product from multiple factories onto individual shipping containers.  Counter-measures to improve profitability include sourcing moves away from China and underperforming factories, margin improvements with select retail customers, elimination of certain low-margin products, and spending reductions,” he said.

Segment Reporting: All Other

All Other, which includes domestically-produced upholstery divisions Bradington-Young, Shenandoah and Sam Moore, along with H Contract, reported a net sales decrease of $1.2 million, or 4.2%, from $29.5 million in last year’s first quarter to $28.3 million in the fiscal 2020 first quarter. Lower sales were driven by a sales decline in our domestic upholstery manufacturing divisions, partially offset by continued growth at H Contract, which specializes in furnishings for senior living and retirement facilities.

“Profitability performance in All Other was solid, with an operating income margin of approximately 10% for the quarter,” Toms said.

A new Sam Moore division president joined the division shortly after the end of the quarter and will focus on growing the top line through helping the company transition into a more robust full-line upholstery resource with a broader selection and faster product deliveries.

Cash, Debt and Inventory

The Company ended the fiscal 2020 first quarter with $28.3 million in cash and cash equivalents and $34.0 million in acquisition-related debt. Despite the disappointing operating results, during the quarter the Company generated $20.3 million in cash from operating activities, paid $1.5 million for capital expenditures to expand manufacturing facilities, $1.5 million towards term loans and $1.8 million in cash dividends to stockholders. As of May 5, 2019, $27.7 million was available on its $30.0 million revolving credit facility, net of $2.3 million reserved for standby letters of credit. Consolidated inventories stood at $110.8 million. Additionally, the Company’s total assets and liabilities each increased approximately $44 million due to the adoption of Accounting Standards Codification Topic 842, Leases on the first day of the fiscal first quarter.

Outlook

“While we’re encouraged to see some improvement, the current order activity is inconsistent across divisions, and we expect many of the current challenges to persist throughout the summer, a traditionally slower selling season for home furnishings,” said Toms. “Overall, the residential furniture industry is experiencing deflated demand and sluggish retail conditions, and we expect the newly-enacted 25% tariff on Chinese imports to cause business disruptions in the industry throughout the next several months.”

Toms added that the Company is more optimistic about the second half of the year. “We expect demand to increase to normal or above-average levels beginning around Labor Day and into the fall, which is traditionally the strongest season of the year for furniture sales. We also expect that some of our large retail customers will have completed their rebalancing of inventories and be in a better position to receive new products.”

“Both short term and long term, we are addressing these challenges. We have active strategies to expand our business beyond the current product line and customer base. We remain confident in our business model and strategies and in our strategic execution and are making the necessary investments to perform at a high level.”

Dividends

On June 5, 2019, our board of directors declared a quarterly cash dividend of $0.15 per share, payable on June 30, 2019 to shareholders of record at June 17, 2019.

Conference Call Details

Hooker Furniture will present its fiscal 2020 first quarter financial results via teleconference and live internet web cast on Wednesday afternoon, June 12, 2019 at 3:00 PM Eastern Time.  The dial-in number for domestic callers is 877-665-2466, and 678-894-3031 is the number for international callers.  The conference ID number is 4264958. The call will be simultaneously web cast and archived for replay on the Company's web site at www.hookerfurniture.com in the Investor Relations section.

Hooker Furniture Corporation, in its 95th year of business, is a designer, marketer and importer of casegoods (wooden and metal furniture), leather furniture and fabric-upholstered furniture for the residential, hospitality and contract markets. The Company also domestically manufactures premium residential custom leather and custom fabric-upholstered furniture. It is ranked among the nation’s largest publicly traded furniture sources, based on 2018 shipments to U.S. retailers, according to a 2019 survey by a leading trade publication. Major casegoods product categories include home entertainment, home office, accent, dining, and bedroom furniture in the upper-medium price points sold under the Hooker Furniture brand.  Hooker’s residential upholstered seating product lines include Bradington-Young, a specialist in upscale motion and stationary leather furniture, Sam Moore Furniture, a specialist in upscale occasional chairs, settees, sofas and sectional seating with an emphasis on cover-to-frame customization, Hooker Upholstery, imported upholstered furniture targeted at the upper-medium price-range and Shenandoah Furniture, an upscale upholstered furniture company specializing in private label sectionals, modulars, sofas, chairs, ottomans, benches, beds and dining chairs in the upper-medium price points for lifestyle specialty retailers.  The H Contract product line supplies upholstered seating and casegoods to upscale senior living facilities. The Home Meridian division addresses more moderate price points and channels of distribution not currently served by other Hooker Furniture divisions or brands. Home Meridian’s brands include Accentrics Home, home furnishings centered around an eclectic mix of unique pieces and materials that offer a fresh take on home fashion, Pulaski Furniture, casegoods covering the complete design spectrum in a wide range of bedroom, dining room, accent and display cabinets at medium price points, Samuel Lawrence Furniture, value-conscious offerings in bedroom, dining room, home office and youth furnishings, Prime Resources, value-conscious imported leather upholstered furniture, and Samuel Lawrence Hospitality, a designer and supplier of hotel furnishings. Hooker Furniture Corporation’s corporate offices and upholstery manufacturing facilities are located in Virginia and North Carolina, with showrooms in High Point, N.C. and Ho Chi Minh City, Vietnam. The company operates eight distribution centers in North Carolina, Virginia, California and Vietnam. Please visit our websites hookerfurniture.com, bradington-young.com, sammoore.com, hcontractfurniture.com, homemeridian.com, pulaskifurniture.com, accentricshome.com and slh-co.com.

Certain statements made in this release, other than those based on historical facts, may be forward-looking statements. Forward-looking statements reflect our reasonable judgment with respect to future events and typically can be identified by the use of forward-looking terminology such as “believes,” “expects,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “would,” “could”  or “anticipates,” or the negative thereof, or other variations thereon, or comparable terminology, or by discussions of strategy.  Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Those risks and uncertainties include but are not limited to: (1) general economic or business conditions, both domestically and internationally, and instability in the financial and credit markets, including their potential impact on our (i) sales and operating costs and access to financing or (ii) customers and suppliers and their ability to obtain financing or generate the cash necessary to conduct their respective businesses; (2) adverse political acts or developments in, or affecting, the international markets from which we import products, including duties or tariffs imposed on those products by foreign governments or the U.S. government, such as the current U.S. administration imposing a 25% tariff on certain goods imported into the United States from China, including almost all furniture and furniture components manufactured in China, with the potential for additional or increased tariffs in the future; (3) changes in U.S. and foreign government regulations and in the political, social and economic climates of the countries from which we source our products; (4) the risks specifically related to the concentrations of a material part of our sales and accounts receivable in only a few customers; (5) risks associated with product defects; (6) our inability to collect amounts owed to us; (7) disruptions involving our vendors or the transportation and handling industries, particularly those affecting imported products from Vietnam and China, including customs issues, labor stoppages, strikes or slowdowns and the availability of shipping containers and cargo ships; (8) the interruption, inadequacy, security breaches or integration failure of our information systems or information technology infrastructure, related service providers or the internet or other related issues including unauthorized disclosures of confidential information or inadequate levels of cyber-insurance or risks not covered by cyber insurance; (9) disruptions and damage (including due to weather) affecting our Virginia, North Carolina or California warehouses, our Virginia or North Carolina administrative facilities or our representative offices or warehouses in Vietnam and China; (10) achieving and managing growth and change, and the risks associated with new business lines, acquisitions, restructurings, strategic alliances and international operations; (11) risks associated with our reliance on offshore sourcing and the cost of imported goods, including fluctuation in the prices of purchased finished goods, ocean freight costs and warehousing costs and the risk that a disruption in our offshore suppliers could adversely affect our ability to timely fill customer orders; (12) higher than expected employee medical and workers’ compensation costs that may increase the cost of our high-deductible healthcare and workers compensation plans; (13) our ability to successfully implement our business plan to increase sales and improve financial performance; (14) product liability claims; (15) risks related to our other defined benefit plans; (16) the possible impairment of our long-lived assets, which can result in reduced earnings and net worth; (17) the cost and difficulty of marketing and selling our products in foreign markets; (18) price competition in the furniture industry; (19) difficulties in forecasting demand for our imported products; (20) changes in domestic and international monetary policies and fluctuations in foreign currency exchange rates affecting the price of our imported products and raw materials; (21) the cyclical nature of the furniture industry, which is particularly sensitive to changes in consumer confidence, the amount of consumers’ income available for discretionary purchases, and the availability and terms of consumer credit; (22) risks associated with domestic manufacturing operations, including fluctuations in capacity utilization and the prices and availability of key raw materials, as well as changes in transportation, warehousing and domestic labor costs, availability of skilled labor, and environmental compliance and remediation costs; (23) risks associated with distribution through third-party retailers, such as non-binding dealership arrangements; (24) capital requirements and costs, including the servicing of our floating-rate term loans; (25) competition from non-traditional outlets, such as internet and catalog retailers; (26) changes in consumer preferences, including increased demand for lower-quality, lower-priced furniture due to, among other things, fluctuating consumer confidence, amounts of discretionary income available for furniture purchases and the availability of consumer credit; (27) higher than expected costs associated with product quality and safety, including regulatory compliance costs related to the sale of consumer products and costs related to defective or non-compliant products; and (28) other risks and uncertainties described under Part I, Item 1A. "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2019. Any forward-looking statement that we make speaks only as of the date of that statement, and we undertake no obligation, except as required by law, to update any forward-looking statements whether as a result of new information, future events or otherwise and you should not expect us to do so.

Table I
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)
	Thirteen Weeks Ended
	May 5,	April 29,
	2019	2018

Net sales	$135,518	$142,892

Cost of sales	110,001	110,926

Gross profit	25,517	31,966

Selling and administrative expenses	22,016	21,990
Intangible asset amortization	596	596

Operating income	2,905	9,380

Other (expense)/income, net	(62)	5
Interest expense, net	341	382

Income before income taxes	2,502	9,003

Income tax expense	515	1,849

Net income	$1,987	$7,154

Earnings per share
Basic	$0.17	$0.61
Diluted	$0.17	$0.61

Weighted average shares outstanding:
Basic	11,769	11,750
Diluted	11,805	11,773

Cash dividends declared per share	$0.15	$0.14

Table II
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands)
(Unaudited)

	Thirteen Weeks Ended
	May 5,	April 29,
	2019	2018

Net Income	$1,987	$7,154
Other comprehensive income (loss):
Amortization of actuarial loss	37	43
Income tax effect on amortization	(9)	(11)
Adjustments to net periodic benefit cost	28	32

Reclassification of tax effects due to the adoption of
ASU 2018-02	-	111

Total Comprehensive Income	$2,015	$7,297

Table III
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

As of	May 5,	February 3,
	2019	2019
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$28,254	$11,435
Trade accounts receivable, net	78,244	112,557
Inventories	110,765	105,204
Prepaid expenses and other current assets	6,957	5,735
Total current assets	224,220	234,931
Property, plant and equipment, net	30,638	29,482
Cash surrender value of life insurance policies	24,533	23,816
Deferred taxes	2,170	4,522
Operating leases right-of-use assets	43,894	-
Intangible assets, net	35,159	35,755
Goodwill	40,058	40,058
Other assets	1,247	1,152
Total non-current assets	177,699	134,785
Total assets	$401,919	$369,716

Liabilities and Shareholders’ Equity
Current liabilities
Current portion of term loans	$5,829	$5,829
Trade accounts payable	33,416	40,838
Accrued salaries, wages and benefits	4,736	8,002
Income tax accrual	1,292	3,159
Customer deposits	6,140	3,023
Current portion of lease liabilities	5,847	-
Other accrued expenses	2,901	3,564
Total current liabilities	60,161	64,415
Long term debt	28,171	29,628
Deferred compensation	10,791	11,513
Lease liabilities	38,171	-
Other long-term liabilities	3	984
Total long-term liabilities	77,136	42,125
Total liabilities	137,297	106,540

Shareholders’ equity
Common stock, no par value, 20,000 shares authorized,
11,816 and 11,785 shares issued and outstanding on each date	50,748	49,549
Retained earnings	213,599	213,380
Accumulated other comprehensive income	275	247
Total shareholders’ equity	264,622	263,176
Total liabilities and shareholders’ equity	$401,919	$369,716

Table IV
HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Thirteen Weeks Ended
	May 5,	April 29,
	2019	2018
Operating Activities:
Net income	$1,987	$7,154
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,716	1,828
Gain on disposal of assets	(274)	(19)
Deferred income tax expense	2,344	1,638
Non-cash restricted stock and performance awards	463	343
Provision for doubtful accounts and sales allowances	862	(1,990)
Gain on life insurance policies	(555)	(508)
Changes in assets and liabilities
Trade accounts receivable	33,451	20,611
Inventories	(5,561)	(321)
Prepaid expenses and other current assets	(3,186)	(190)
Trade accounts payable	(8,165)	2,042
Accrued salaries, wages and benefits	(3,266)	(3,005)
Accrued income taxes	(1,867)	189
Customer deposits	3,117	387
Operating lease liabilities	(167)	-
Other accrued expenses	(664)	424
Deferred compensation	51	(43)
Other long-term liabilities	-	39
Net cash provided by operating activities	20,286	28,579

Investing Activities:
Purchases of property, plant and equipment	(1,527)	(370)
Proceeds received on notes receivable	1,449	30
Premiums paid on life insurance policies	-	1,099
Proceeds received on life insurance policies	(157)	(155)
Net cash (used in)/provided by investing activities	(235)	604

Financing Activities:
Payments for long-term debt	(1,464)	(11,893)
Cash dividends paid	(1,768)	(1,647)
Net cash used in financing activities	(3,232)	(13,540)

Net increase in cash and cash equivalents	16,819	15,643
Cash and cash equivalents at the beginning of year	11,435	30,915
Cash and cash equivalents at the end of year	$28,254	$46,558

Supplemental schedule of cash flow information:
Interest paid, net	$329	$324
Income taxes paid, net	38	23

Supplemental schedule of noncash investing activities:
Increase in property and equipment through accrued purchases	$743	$166

	Table V
	HOOKER FURNITURE CORPORATION AND SUBSIDIARIES
	NET SALES AND OPERATING INCOME BY SEGMENT
	(In thousands)
	(Unaudited)

	Thirteen Weeks Ended
	May 5,		April 29,
	2019		2018
		% Net		% Net
Net Sales		Sales		Sales
Hooker Branded	$39,600	29.2%	$42,772	29.9%
Home Meridian	67,630	49.9%	70,596	49.4%
All Other	28,288	20.9%	29,524	20.7%
Consolidated	$135,518	100%	$142,892	100%

Operating Income
Hooker Branded	$5,177	13.1%	$6,726	15.7%
Home Meridian	(4,993)	-7.4%	(288)	-0.4%
All Other	2,721	9.6%	2,942	10.0%
Consolidated	$2,905	2.1%	$9,380	6.6%

For more information, contact:
Paul B. Toms Jr.
Chairman and Chief Executive Officer
Phone: (276) 632-2133, or
Paul A. Huckfeldt, Senior Vice President, Finance & Accounting & Chief Financial Officer
Phone: (276) 666-3949